SHAREHOLDERS AGREEMENT
                                     BETWEEN
                       ALLIANCE SEMICONDUCTOR CORPORATION
                                       AND
                             THE ISRAEL CORPORATION

AGREEMENT (the "Agreement"), dated as of August 29, 2000, by and among Alliance Semiconductor Corporation ("Alliance") and The Israel Corporation ("TIC").

RECITALS

WHEREAS Alliance has entered into an Agreement with Tower Semiconductor Ltd. dated August 29, 2000, in the form attached hereto as Exhibit A; and

WHEREAS on August 13, 2000, TIC and SanDisk Corporation entered into a shareholders agreement (the "Shareholders Agreement") in the form attached as Exhibit B hereto; and

WHEREAS Alliance and TIC have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1. Capitalized terms used and not defined herein shall have the meanings set forth in the Shareholders Agreement.

2. Immediately effective upon the signing of this Agreement, the terms and conditions of the Shareholders Agreement as applicable to the term "Shareholder" thereto shall be binding on Alliance and shall be incorporated by reference herein.

3. Notwithstanding the provisions of Section 2 and for the purposes of this Agreement, the parties hereto agree as follows:

      a. In Section 1 (e) of the Shareholders Agreement (Definition of the term "Shareholders"), the word "Alliance" shall be inserted before the words "S, I".

      b.   One of the Wafer Partners  referred to in section 2.1.1.
      (e) shall be Alliance which shall be entitled to appoint 1 nominee as long as Alliance and its Permitted Transferees hold at least 5% of the outstanding Shares.

      c. Alliance undertakes upon itself for as long as it is entitled to nominate a director to the Board of Directors, as specified above, not to nominate to the Board of Directors of the Company a director who is an employee or consultant of the Company.

      d. The limitations set forth in section 3.1 shall apply to Alliance and its Permitted Transferees.

      Alliance shall be added to section 7.

      The words "Share Purchase Agreement" appearing in section 8 shall be replaced with the words "Agreement between Alliance and the Company dated August 29, 2000.

      Notices to be sent to Alliance pursuant to section 9.4 shall be to the following address:

           Alliance Semiconductor Corporation.
           2575 Augustine Drive
           Santa Clara, California 95054
           Attn: Bradley Perkins
           Tel: (408) 855-4900
           Fax: (408) 855-4999

      viii.The word "S" appearing twice in the second line of Section 9.9 shall be replaced with the word "Alliance".

4.    This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Alliance Semiconductor Corporation           The Israel Corporation

By:   /s/ N. Damodar Reddy                   By: /s/ Yossi Rosen
      N. Damodar Reddy                       Yossi Rosen
      President and CEO                      Title: President and CEO